Exhibit 99.2

AMENDMENT NO. 1

TO

REVOLUTION LIGHTING TECHNOLOGIES, INC.

2013 STOCK INCENTIVE PLAN

Effective as of May 12, 2014

WHEREAS, Revolution Lighting Technologies, Inc. (the “Company”) sponsors and maintains the Revolution Lighting Technologies, Inc. 2013 Stock Incentive Plan (the “Plan”),

WHEREAS, the Company reserved 2,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for issuance under the Plan;

WHEREAS, the Company’s Board of Directors (the “Board”) previously approved an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan from 2,000,000 to 3,000,000 shares;

WHEREAS, Section 7 of the Plan reserves to the Board, the right to amend the Plan at any time and from time to time;

NOW, THEREFORE, effective as of the date hereof, Section 4(a) of the Plan is hereby amended and restated in its entirety, to read as follows:

“(a) Shares Available. Subject to adjustments as provided in Section 4(c), the maximum number of Shares that may be issued under the Plan shall be 3,000,000 all of which may be issued in respect of Incentive Stock Options. In the event that any outstanding Award expires, is cancelled or otherwise terminated, any rights to acquire Shares allocable to the unexercised or unvested portions of such Award shall again be available for the purposes of the Plan. In the event that Shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, such Shares shall again be available for the purposes of the Plan. In the event a Participant pays for any Award through the delivery of previously acquired Shares, the number of Shares available shall be increased by the number of Shares delivered by the Participant.”

Except as expressly amended herein, the Plan and all of the provisions contained therein shall remain in full force and effect.

The undersigned officer hereby certifies that the foregoing amendment to the Plan was duly adopted and approved by the Board and the Company’s Stockholders effective as of the date first written above.

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President and CFO